May 31, 2007

WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida 34134
Attention: Board of Directors

Ladies and Gentlemen:

You have stated that the election of our slate of proposed directors could jeopardize the sale process. So today we suggested you delay the annual meeting date of June 15, 2007 for up to 30 days so that you can complete the sale process that you commenced 10 weeks ago. It is our belief that many of the larger stockholders support a postponement of the annual meeting until after the consummation of the sale process. From our perspective, this sale process is just another camouflage to entrench yourselves for another year. Your response that you are not now prepared to delay the annual meeting strongly validates this view. Stockholders deserve results not deception. As we discussed today, we are interested in being afforded due diligence so that we can become a bidder for WCI. We would like to participate in this sale process. Though not a surprise to us, we have not heard from your lawyers or bankers with respect to the form of confidentiality agreement that you expect us to execute.

You failed to allow stockholders who wished to do so to sell into our $22 per share tender offer. We would again like to remind the board of its fiduciary duty to meet reasonable requests that clearly benefit all stockholders.


Very truly yours,

Carl C. Icahn


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RELATED TO THE  SOLICITATION  OF  PROXIES  BY CARL C.  ICAHN AND  CERTAIN OF HIS
AFFILIATES FROM THE STOCKHOLDERS OF WCI COMMUNITIES,  INC. FOR USE AT ITS ANNUAL
MEETING  BECAUSE  IT  CONTAINS  IMPORTANT  INFORMATION,   INCLUDING  INFORMATION
RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  THE AMENDED DEFINITIVE
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AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.